Exhibit 10.5

THIRD AMENDMENT TO SENIOR ADVISOR AGREEMENT

This third amendment (the “Third Amendment”) to the Senior Advisor Agreement by and between Brad Miles (“Miles”) and Opiant Pharmaceuticals, Inc. (the “Company”), dated January 22, 2013 and amended on February 24, 2015 and March 19, 2015 is entered into on March 13, 2017 (collectively, the “Agreement”) (the “Effective Date”), and hereby amends the terms of the Agreement. Company and Miles may be referred to herein as a “Party” or, collectively, as “Parties”. Capitalized terms used but not defined in this Third Amendment shall have the meaning ascribed to such term in the Agreement.

RECITALS:

WHEREAS, the Company is currently planning on developing a specific product that is not for the treatment of a specific addiction, that the Company internally references under the name “OPNT003” and that is undergoing a study during Q1 2017 (the “Product”);

WHEREAS, Miles is a Senior Advisor to the Company and in connection with the ongoing services (the “Services”) provided by Senior Advisor, the Company seeks to grant Miles the following interest in the Product and other compensation as set forth herein.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties hereby mutually agree to this Third Amendment as follows:

Article 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings

1.1	“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2	“Divestiture” means a transaction in which the Company sells all intellectual property rights and regulatory approvals for the Product to a Third Party. For clarity, a Sublicense is not a Divestiture.

1.3	“FFDCA” means the The United States Federal Food, Drug, and Cosmetic Act and all amendments thereto.

1.4	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any governmental body.

1.5	“Net Profit” means any revenue received by the Company that was derived from Sales of the Product less any and all Product Expenses not previously deducted from revenue received by the Company (“Revenue”). For clarity, Product Expenses shall be carried over until actually deducted and netted from Revenue.

1.6	“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.7	“Product Expenses” means all costs and expenses incurred by and payments made by the Company or its Affiliates in connection with generating revenue from the Product, including all costs and expenses incurred (including allocation of Company overhead based on the proportionate time, expenses and resources devoted by the Company to activities related to the Product as determined by the Company in good faith) for (a) the research, development and commercialization of the Product and (b) for any transaction, directly or indirectly, related to the Product.

1.8	“Regulatory Approval” means the approval of a New Drug Application (as defined by the FFDCA) by the U.S. Food and Drug Administration necessary to commercially distribute, sell, offer for sale, market, import or use a Product in the United States including, pricing, reimbursement and labeling approval.

1.9	“Sale of the Product” means any transaction for which consideration is received by the Company for sale, use, transfer or other disposition of a Product to or for the benefit of a Third Party. For clarity, a Sale of the Product does not include a Divestiture.

1.10	“Sublicense” means a grant to a Third Party of a right under the Company’s intellectual property rights to make, use or sell the Product.

1.11	“Third Party” means any Person other than the Company, Miles or any of their respective Affiliates.

1.12	“Third Party Agreement” shall mean any agreement between the Company and a Third Party related to the Product, including any assets material to the Product.

1.13	Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:

Defined Term	Section
Agreement	Preamble
Audit	3.1
Audited NP	3.3
Buyback Amount	2.3
Company	Preamble
Effective Date	Preamble
Estimated NP	3.3
Fair Market Value	2.2
Interest	2.1
Interest Holder	2.5
Miles	Preamble
Notices	4.7
Party	Preamble
Product	Recitals
Revenue	1.4
Third Amendment	Preamble

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Article 2
GRANT AND OTHER RIGHTS

2.1	Extension of Term. Miles shall provide the Services and additional Services through December 31, 2017 (the “Term”), unless the Agreement is terminated as per its terms.

2.2	Consideration for Services.

2.2.1	Within fifteen (15) business days of the execution of this Third Amendment, Miles shall be paid $107,805 and be issued 1,875 shares of the Company’s common stock.

2.2.2	The Company hereby agrees to grant Miles the right to receive, pro rata, 1.25% of the Net Profit generated from the Product from the Effective Date (the “Interest”). In the event of a Divestiture, Miles shall receive 1.25% of the net proceeds of such sale, pro rata, and in the form of such net proceeds, after the deduction of Product Expenses not previously deducted. In the event that the Company is sold, then the Company shall engage an independent financial or accounting firm to determine the fair value of the Company which is directly attributable to the Product (“Fair Market Value”) and Miles shall receive 1.25% of such amount after the deduction of all expenses and costs related to such sale. Upon receipt of the payment described in this Section 2.2, the Interest shall be deemed either extinguished or transferred or sold back to the Company, at the Company’s direction, and have no further legal effect and Miles shall have no rights with respect to such Interest.

2.2.3	Subject to the terms of this Agreement, the Company agrees to pay Miles $17,000 per calendar quarter during 2017. The payment for the first calendar quarter of 2017 shall be made by the Company to Miles no later than fifteen (15) business days after the execution of this Third Amendment. The $17,000 payments for the second, third and fourth calendar quarters of 2017 shall be made by the Company to Miles no later than fifteen (15) business days after the start of each respective calendar quarter.

2.2.4	The Company shall grant Miles warrants (the “Warrants”) to purchase 45,000 shares of the Company’s common stock (the “Common Stock”) (with each share of Common Stock, a “Share”). All of the Warrants shall have an exercise price of $10.00, which shall be equal to or greater than the fair market value of a Share of Common Stock on the date of their grant. All of the Warrants shall be exercisable for cash. All of the Warrants shall contain standard adjustment provisions with respect to stock splits, recapitalizations, change of control and fundamental transactions but shall not contain any anti-dilution or price protection. All of the Warrants shall have a three-year life from their date of grant. Notwithstanding the foregoing, in the event that Miles is terminated by the Company for Cause pursuant to Article IV of this Third Amendment, then all of the Warrants not previously exercised shall expire on the day of such termination. All of the Warrants shall fully vest on their grant date. None of the Warrants are transferable except that in the event of Miles’s death the Warrants shall be transferrable to Miles’s estate.

All of the Warrants shall be in such form as the Form of Notice of Warrant Grant attached as Exhibit A hereto, which Warrants may be exercised, where applicable, pursuant to the Form of Notice of Exercise of Warrant attached as Exhibit B hereto.

Upon the exercise of such Warrants, the fair market value per Share of Common Stock shall be equal to the closing price of the Shares of Common Stock of the Company on the day prior to such exercise. Exercise of these Warrants shall occur by Miles’s: (i) surrendering the exercised Warrants at the principal office of the Company together with a properly completed and signed Notice of Exercise of Warrant (as per Exhibit B hereto), and (ii) providing via email a readable .pdf or scan of all of the documentation set forth in (i) to the email addresses of the Chief Executive Officer, Chief Financial Officer and Controller (if the Company has a Controller at such time) of the Company at the time of such surrender (the current applicable email addresses being: rcrystal@opiant.com and kpollack@opiant.com).

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2.3	Buyback Right. Notwithstanding any other provisions of this Agreement, from the Effective Date until four (4) years from the Effective Date the Company shall have the right to buyback the Interest or any portion of the Interest by providing written or electronic notice to Miles. Any such notice shall include the percentage amount of the Interest to be bought back by the Company, and such notice shall also include the dollar amount that equals the percentage amount of the Interest to be bought back by the Company based on a rate of 1.25% of Interest being equal to one hundred eighty seven thousand five hundred dollars ($187,500) (the “Buyback Amount”). In the event that such notice is provided within two and one half (2½) years of the Effective Date, then the Company shall pay Miles two (2) times the Buyback Amount within ten (10) business days of providing such notice. In the event that such notice is provided after two and one half (2½) years from the Effective Date and no later than four (4) years from the Effective Date, then the Company shall pay Miles three and one half (3½) times the Buyback Amount within ten (10) business days of providing such notice. Upon the Company’s paying to Miles the Buyback Amount with respect to the Interest or any portion of the Interest, such Interest or portion of the Interest, as appropriate, shall be deemed either extinguished or transferred or sold back to the Company, at the Company’s direction, and have no further legal effect and Miles shall have no rights with respect to such amount of Interest bought back by the Company.

2.4	Third Party Agreements. Miles agrees that the Company and its successors and assigns may freely enter into any Third Party Agreement without the prior written consent of Miles. Further, Miles agrees and covenants for the benefit of the Company and its successors and assigns, and any Third Party that enters into a Third Party Agreement and its successors and assigns, and each of their respective shareholders, directors, officers and employees (each, an “Interest Holder”) that (a) it shall under no circumstances seek payment or other compensation for any amount due hereunder from any party other than the Company and its successors and assigns, including with respect to any Third Party Agreement and (b) that such Interest Holders shall be express Third Party beneficiaries of Miles’s covenants in this Section 2.4 and may enforce the provisions hereof and that the foregoing is a material inducement of such Third Parties to enter into any Third Party Agreement, if any. In consideration of Miles agreeing to the consent granted in this Section 2.4, Company agrees and covenants for the benefit of Miles that in the event that the Company sells a portion of its Revenue stream to a Third Party, Miles’s original interest in Net Profit shall be adjusted upward to “equally offset” any reduction in the original interest that would be the result of such sale of the Revenue stream from which Miles would not receive anything. For example, if ten percent of Revenue stream is sold and the original share of Miles of Net Profit was 1.25%, then Miles’s share of the Net Profit shall be adjusted by ten percent to 1.375% of Net Profit.

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Article 3
FINANCIAL PROVISIONS

3.1	Net Profit Audit. The Company shall provide Miles with an annual audit of Net Profits (the “Audit”), which Audit shall be completed after the end of each calendar year. Notwithstanding the foregoing, this Section 3.1 shall not be applicable until the Product generates Net Profit from which amounts would be due to Miles.

3.2	Product Status Update. After the end of each quarter of the calendar year, the Company shall provide Miles with a written or electronic update with respect to the status of the Product.

3.3	Net Profit Distribution. After the end of each of the first three quarters of the calendar year, the Company shall distribute to Miles eighty percent (80%) of such calendar quarter’s Net Profits represented by the Interest, which amount shall be estimated in good faith by the Company. Upon the completion of the Audit for such calendar year, the Company shall distribute to Miles the Net Profits represented by the Interest, for the fourth quarter of the calendar year. In the event that the Audit for such calendar year determines the Net Profits represented by the Interest, for the first three quarters of the calendar year (the “Audited NP”) to be greater than the estimated Net Profits represented by the Interest, actually paid to Miles for the first three calendar quarters (the “Estimated NP”), then the Company shall distribute to Miles the difference between the Audited NP and the Estimated NP. In the event that the Audit for such calendar year determines the Audited NP to be less than the Estimated NP, then the Company shall deduct the difference between the Estimated NP and the Audited NP from the distribution for the fourth quarter of such calendar year and, if required, each following distribution until such amount is fully deducted.

Article 4
ADDITIONAL PROVISIONS

4.1	All compensation granted to Miles herein shall be in addition to compensation previously granted by the Company to Miles. No other compensation shall be owed or due to Miles unless set forth in this Third Amendment or in the Agreement.

4.2	Notwithstanding anything herein to the contrary, during the Term, the Company may terminate this Agreement at any time for Cause (as hereinafter defined). In such an event Miles shall be deemed effectively terminated as of the time of delivery of such notice. For the avoidance of doubt, there will be no severance pay or other special payment upon such termination by the Company for Cause and the Company shall not be obligated to provide any further compensation to Miles, except that Miles shall be entitled to all such options and warrants held by Miles that have vested. For purposes of this Agreement, “Cause” means: termination based upon Miles’s (i) willful breach or willful neglect of his duties and responsibilities; (ii) conviction of or a plea of no contest with respect to a felony occurring on or after the execution of this Agreement; (iii) material breach of this Agreement; (iv) acts of fraud, dishonesty, misappropriation, or embezzlement; (v) willful failure to comply with the Board of Directors of the Company’s reasonable orders or directives consistent with Miles’s position; or (vi) becoming disqualified or prohibited by law from serving as Senior Advisor of the Company; provided, however, that in the case of any act or failure to act described in clauses (i), (iii), or (v) above, such act or failure to act will not constitute Cause if, within ten (10) days after notice of such act or failure to act is given to Miles by the Company, Miles has corrected such act or failure to act (if it is capable of correction).

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4.3	This Third Amendment, together with any other documents incorporated herein by reference, including the Agreement, and related exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

4.4	The Agreement, as amended by this Third Agreement, may only be amended, modified, or supplemented by an agreement in writing signed by each Party to the Agreement or, in the case of waiver, by the Party or Parties waiving compliance.

4.5	This Third Amendment shall be governed by and construed in accordance with the internal Laws of the State of California without giving effect to any choice or conflict of Law provision or rule. Each Party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in California in any legal suit, action or proceeding arising out of or based upon this Third Amendment or the Services and/or compensation provided hereunder.

4.6	If any term or provision of this Third Amendment is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Third Amendment or invalidate or render unenforceable such term or provision in any other jurisdiction.

4.7	This Third Amendment may be executed in multiple counterparts and by facsimile signature or by email of a PDF document, each of which shall be deemed an original and all of which together shall constitute one instrument.

4.8	All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be electronic or in writing, and shall be delivered by email or by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, postage prepaid, addressed to the Party at the address set forth below. Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the fifth day following deposit in the United States mails. Any Party may from time to time change its address for further Notices hereunder by giving notice to the other Party in the manner prescribed in this Section. Notwithstanding the foregoing, the Company may send the information set forth in Sections 3.1 and 3.2 via email.

For Company	with a copy to:

Opiant Pharmaceuticals, Inc. 401 Wilshire Blvd., 12th Floor Santa Monica, CA 90401 Attention: Roger Crystal Email: rcrystal@opiant.com	DLA Piper LLP One Liberty Place 1650 Market Street, Suite 4900 Attention: Fahd M.T. Riaz Email: Fahd.Riaz@dlapiper.com
For Miles:

Brad Miles
117 Sandcherry Court
Pickering, Ontario Canada L1V 6V8
Email: bmiles@opiant.com or mb.miles@sympatico.ca

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IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Third Amendment as of the Effective Date.

OPIANT PHARMACEUTICALS, INC.		BRAD MILES

By:	/s/ Kevin Pollack	By:	/s/ Brad Miles
Name:	Kevin Pollack	Title:	Senior Advisor
Title:	CFO

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EXHIBIT A

OPIANT PHARMACEUTICALS, INC.

401 Wilshire Blvd., 12th Floor

Santa Monica, CA 90401

Form of Notice of Warrant Grant

Dear Brad Miles,

Pursuant to the Third Amendment to the Senior Advisor Agreement by and between you and Opiant Pharmaceuticals, Inc. (the “Company”), dated January 22, 2013 and amended on February 24, 2015, March 19, 2015 and March 13, 2017 (the “Third Amendment”) (collectively, the “Agreement”), the Company has granted you warrants (the “Warrants”) to purchase common stock of the Company (the “Common Stock”) (with each share of Common Stock, a “Share”) as follows:

Board Approval Date:	March 11, 2017

Date of Grant:	March __, 2017

Exercise Price per Share:	US$10.00, which shall be equal to or greater than the fair market value of a Share of Common Stock on the Date of Grant.

Total Number of Shares Granted:	45,000

Method of Exercise:	Cash exercise

Expiration Date:	March [ ], 2020

Termination Period:	Except as otherwise provided below, these Warrants may be exercised for a period of three (3) years from the Date of Grant. You are responsible for keeping track of these exercise periods. The Company will not provide further notice of such periods.

Notwithstanding the foregoing, in the event that you are terminated by the Company for Cause pursuant to Article IV of the Third Amendment, then the Warrants shall expire on the day of such termination.

Transferability:	The Warrants are not transferable except that in the event of your death the Warrants shall be transferrable to your estate.

Restriction on Exercise:	Your ability to exercise these Warrants is contingent on your and your officers, agents, and representatives keeping confidential information shared with you and your officers, agents, and representatives confidential and complying with all applicable laws and regulations.

Vesting:	100% on March __, 2017

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These Warrants may only be exercised for cash.

Following receipt by the Company of evidence and/or an indemnity from you to the Company in a form reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of these Warrants or any certificates for representing the Shares underlying these Warrants and, in the event of mutilation, following the surrender and cancellation of such Warrants or stock certificate, the Company shall make and deliver replacement Warrants or stock certificate of like tenor and dated as of such cancellation, in lieu of these Warrants or stock certificate, without any charge therefor.  Any such replacement Warrants or stock certificates shall be subject to the same terms, conditions, and restrictions as these Warrants and any Shares underlying these Warrants. Proportionate adjustments shall automatically be made to both the Exercise Price and number of these Warrants in the event of a stock split, recapitalization, change of control and fundamental transaction. Upon the exercise of these Warrants, the fair market value per Share shall be equal to the closing price of the Shares on the day prior to such exercise.

Exercise of these Warrants shall occur by your: (i) surrendering the exercised Warrants at the principal office of the Company together with a properly completed and signed Notice of Exercise of Warrant (as per Exhibit B), and (ii) providing via email a readable .pdf or scan of all of the documentation set forth in (i) to the email addresses of the Chief Executive Officer, Chief Financial Officer and Controller (if the Company has a Controller at such time) of the Company at the time of such surrender (the current applicable email addresses being: rcrystal@opiant.com and kpollack@opiant.com).

If only a portion of the Warrants are exercised as of a particular date, the number of Shares issued shall be rounded down to the nearest whole share. However, the number of Shares issued is rounded up to 100% on the final exercise date with respect to the Warrants.

These Warrants may be delivered to you electronically with a scanned signature, in which case they shall have the same effect and force as if they had been delivered in original signed form.

You shall not have any of the rights of a stockholder with respect to the Shares of Common Stock until such Shares have been issued to you upon the due exercise of the Warrants. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date such Shares are issued.

This Notice may be amended from time to time by the Company in its discretion; provided, however, that this Notice may not be modified in a manner that would have a materially adverse effect on the Warrants or Shares as determined in the discretion of the Company except as provided in a written document signed by you and the Company.

This Notice and the Warrants granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Notice and the Warrants shall be administered, interpreted and construed in a manner consistent with this intent. Nothing in this Notice shall be construed as including any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Warrants. Should any provision of this Notice be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it may be modified and given effect, in the sole discretion of the Company and without requiring your consent, in such manner as the Company determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. The foregoing, however, shall not be construed as a guarantee or warranty by the Company of any particular tax effect to you.

Notwithstanding the foregoing, if at any time the Company determines that the delivery of Shares under this Notice is or may be unlawful under the laws of any applicable jurisdiction, or federal, state or foreign securities laws, the right to exercise the Warrants or receive Shares pursuant to the Warrants shall be suspended until the Company determines that such delivery is lawful. If at any time the Company determines that the delivery of Shares is or may violate the rules of the national securities exchange on which the shares are then listed for trade, the right to exercise the Warrants or receive Shares pursuant to the Warrants shall be suspended until the Company determines that such exercise or delivery would not violate such rules.

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By your signature and the signature of the Company’s representative below, you and the Company agree to the terms of these Warrants.

OPIANT PHARMACEUTICALS, INC.

Kevin Pollack, Chief Financial Officer

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EXHIBIT B

Form of Notice of Exercise of Warrant

Ladies and Gentlemen:

This letter constitutes an unconditional and irrevocable notice that I hereby exercise the warrant(s) granted to me by Opiant Pharmaceuticals, Inc., a Nevada corporation (the “Company”) on _______________ at a fair market value of US$ ______ per share. Pursuant to the terms of such warrant(s), I wish to purchase _______________ shares of the common stock covered by such warrant(s) at the exercise price(s) of US$ ______ per share via cash exercise, for a total aggregate purchase price of US$_______________, which I agree to promptly provide to the Company.

These shares should be delivered as follows:

Name:

Address:

Tax ID #:

I represent that I will not dispose of such shares in any manner that would involve a violation of applicable securities laws.

Dated:	By:

Name:

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